TERMINATION AGREEMENT

(including Amendments to Letters of Credit Agreements)

This Termination Agreement (this “Agreement”) dated as of December 4, 2009, among GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company (together with its successors and permitted assigns, “GWF-I”), as a borrower, GKK TRADING WAREHOUSE I LLC, a Delaware limited liability company (together with GWF-I, the “Borrowers”), as a borrower, GRAMERCY CAPITAL CORP., a Maryland corporation (“Gramercy Capital”), as a guarantor, GKK CAPITAL LP, a Delaware limited partnership (“GKK Capital”), as a guarantor, GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust (“Gramercy REIT”), as a guarantor, GKK TRADING CORP., a Delaware corporation (collectively with Gramercy Capital, GKK Capital and Gramercy REIT, the “Guarantors”), as a guarantor, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, Borrowers, Guarantors, Lenders and Administrative Agent are parties to that certain Credit Agreement, dated as of July 22, 2008 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).  Terms used but not otherwise defined herein shall have the meaning specified therefor in the Credit Agreement;

WHEREAS, Guarantors have executed that certain Guarantee Agreement, dated as of July 18, 2008, which was amended and restated in its entirety on April 7, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guaranty”), in favor of Administrative Agent acting on behalf of Lenders; and

WHEREAS, on November 4, 2009, Borrowers and Guarantors submitted a formal written proposal to Administrative Agent on behalf of Lenders, asking for the release of all claims of Lenders otherwise due and owing under the Credit Agreement, the Guaranty and the other Credit Documents, including a release of all Pledged Mortgage Assets currently encumbered by the Credit Agreement or any other Credit Document, in exchange for (i) a one-time payment from Borrowers and Guarantors to Lenders in an amount equal to $22,500,000 (the “Termination Amount”), and (ii) the execution and delivery by GWF-1 to Administrative Agent of the Sub-Participation Agreement by and between GFW-1 and Administrative Agent dated of each date herewith, in form and substance identical to the attached Exhibit A hereto (the “Sub-Participation Agreement”);

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Guarantors and Administrative Agent hereby agree as follows:

1. Accuracy of Recitals.  The Parties understand, acknowledge and agree that the foregoing Recitals are true and correct and are part of, and incorporated into, this Agreement.

2. Payment of Termination Amount.  On the date hereof, Borrowers paid to Administrative Agent on behalf of Lenders the Termination Amount, and such payment was made via wire transfer to the following account:

[Reserved]

3. Release Under Credit Documents.  (a)  Upon the satisfaction of the conditions precedent set forth in this Agreement:

(i)  all the security interests and liens in favor of Administrative Agent under the Credit Agreement, each Security Document and each other Credit Document on behalf of Lenders which secure the Obligations shall be automatically released with no further action by any Person;

(ii)  Borrowers and Guarantors are authorized to file termination statements on form UCC-3 for the UCC-1 financing statements filed by Administrative Agent showing Borrowers and/or Guarantors as debtor in connection with the Credit Agreement; and

(iii)  the Credit Agreement, the Guaranty, the Derivatives Guarantee Agreement, and the other Credit Documents shall automatically be terminated with no further action by any party, the Obligations under the Credit Documents shall be fully satisfied and Borrowers, Guarantors, Lenders and Administrative Agent shall have no further obligations thereunder, except for those Obligations that by their terms expressly survive termination of the Credit Agreement, the Guaranty and the other Credit Documents and remain applicable to Borrowers and Guarantors in light of the payoff occurring hereunder (the “Expressly Surviving Obligations”).

(b)  Concurrent with the execution and delivery of this Agreement, (I) Administrative Agent shall execute and deliver to (i) Custodian a letter directing Custodian to release to Borrowers the Mortgage Asset File for each Mortgage Asset that Custodian has in its possession without the need for any further notice, condition or otherwise, and to terminate the Custodial Agreement (the “Custodian Termination Agreement”), and (ii) to Borrowers, a letter authorizing Borrowers and Guarantors to file termination statements on form UCC-3 for the UCC-1 financing statements filed by Administrative Agent showing Borrowers and/or Guarantors as debtor in connection with the Credit Agreement (the “UCC Authorization Letter”), and (II) Borrowers and Administrative Agent shall execute a Termination of Account Control Agreement to terminate the Account Control Agreement and authorize the remittance of any remaining funds on deposit in the Collection Account to Borrowers (the “Account Control Termination Agreement”).

4. General Release.   For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective on the date hereof each of Guarantors and Borrowers, for: (i) themselves, (ii) any Affiliate thereof, and (iii) the respective partners, officers, directors, shareholders, successors and assigns of all of the foregoing persons and entities, hereby releases and forever discharges Administrative Agent, each Lender and each of their respective subsidiaries, affiliates, its past, present and future officers, directors, agents, employees, partners, managers, shareholders, servants, attorneys and representatives, as well as their, successors, assigns, their respective heirs, legal representatives, legatees, predecessors in interest, successors and assigns (collectively, the “Released Parties”), of and from any and all actions, claims, demands, damages, debts, suits, contracts, agreements, losses, liabilities, indebtedness, causes of action either at law or in equity, obligations of whatever kind or nature, accounts, defenses, and offsets against liabilities and obligations, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever occurring on or prior to the date hereof arising out of or relating to any matter or thing whatever, including without limitation, such claims and defenses as fraud, misrepresentation, breach of duty, mistake, duress, usury, claims pertaining to so called “lender liability,” and claims pertaining to creditor’s rights, which such party ever had, now has, or might hereafter have against the other, jointly or severally, for or by reason of any matter, act, omission, cause or thing whatsoever occurring, on or prior to the date of this Agreement, that is directly related to, in whole or in part, this Agreement, the Credit Agreement, the Guaranty and the other Credit Documents.  Notwithstanding the foregoing, in no event shall the general release provisions of this Section 4 apply to any actions, claims, demands, damages, debts, suits, contracts, agreements, losses, liabilities, indebtedness, causes of action either at law or in equity, obligations of whatever kind or nature, accounts, defenses, and offsets against liabilities and obligations, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever occurring on or prior to the date hereof arising out of or relating to any matter or thing whatever, against the Released Parties arising as a result of any obligations or liabilities unrelated to the subject matter of this Agreement of Wachovia Bank, National Association in any other capacity whatsoever, including without limitation, for the performance of its obligations as (i) the trustee under the Indenture governing each of the CDO transactions listed on Exhibit B, or in any other capacity under any of the listed CDO transactions, (ii) the swap provider under the swap agreement to which it is a party with respect to each of the CDO transactions listed on Exhibit B, (iii) a party under any lease agreement or occupancy/license agreement in which Gramercy Capital or any of its affiliates is landlord/tenant, (iv) a servicer of any loan in which Gramercy Capital has an interest, (v) a participant under any loan in which Gramercy Capital has an interest, (vi) a bank in which Gramercy Capital maintains an account, or (vii) the issuer of any of the Letters of Credit (as defined herein).

5. Letters of Credit.  Wachovia Bank, National Association issued each of the Letters of Credit described on Exhibit C on behalf of Gramercy Capital as applicant (collectively, the “Letters of Credit”).  In connection with the issuance of each Letter of Credit, Gramercy Capital executed and delivered to Wachovia Bank, National Association a separate and individual Application and Agreement for Irrevocable Standby Letter of Credit, each of which included a separate and individual Continuing Letter of Credit Agreement (each, a “Letter of Credit Agreement”).  Each Letter of Credit Agreement is hereby amended as follows:

(i) Section 1(E) is hereby amended and restated in its entirety to read “(E) “Collateral” means all cash of Applicant on deposit with Bank in connection with the Credit or any Draft”;

(ii) Section 1(G)(iv) is hereby amended and restated in its entirety to read “(iv) seizure or forfeiture of Applicant or any material portion of its property;”;

(iii) Sections 1(G)(v) and 1(G)(xi) are deleted;

(iv) Section 1(K) is hereby amended and restated in its entirety to read “(K) “Obligations” means all obligations of any, some or all of the parties comprising the Applicant to Bank now or hereafter existing under the Agreement;”;

(v) Section 4(C)(x) is hereby amended and restated in its entirety to read “(x) may retain proceeds of the Credit based on an apparently applicable attachment order or blocking regulation”;

(vi) Section 5(C) is deleted;

(vii) Section 8(B) is hereby amended and restated in its entirety to read “(B)  Bank may set off and apply the Collateral against any matured or unmatured Obligations, irrespective of whether or not Bank shall have made any demand under the Agreement and although such Collateral or Obligations may be unmatured or contingent”;

(viii) Section 9(H) is hereby amended and restated in its entirety to read “(H)  any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority with respect to any document or property received under this Agreement or the Credit, or any other cause related to the credit or this Agreement beyond the control of Bank, except to the extent such liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct.”;

(ix) The following new Section 17 is hereby added to the Letter of Credit Agreement: “17.  Annual Renewal Fee.  Annually, on the anniversary date of the original issuance of the Credit, Applicant shall pay a letter of credit renewal fee to Bank in an amount equal to one-quarter of one percent (0.25%) of the then-current maximum undrawn amount of the Credit.  Bank shall maintain the Collateral in a money market account, and any interest thereon shall first be applied to pay the Annual Renewal Fee”, and

(x) The following new Section 18 is hereby added to the Letter of Credit Agreement: “18.  Excess Cash Collateral.  At any time that the then-current aggregate balance of the Collateral consisting of cash exceeds the then-current undrawn amount of the Credit, upon the receipt by Bank of a written refund request from Applicant, Bank shall return to Applicant a portion of such cash Collateral in an amount not to exceed an amount equal to such excess.”

Except as expressly amended and modified by this Agreement, each Letter of Credit Agreement shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

6. Interest Rate Protection Agreement.  The parties hereto agree that on the date hereof, GKK Capital and the Affiliated Hedge Counterparty shall enter into and execute an amendment to the ISDA Master Agreement, including the Schedule and Credit Support Annex thereto, each dated as of August 5, 2004, in the form attached hereto as Exhibit D.

7. Conditions Precedent.  This Agreement and its provisions shall become effective on the first date on which all of the following conditions precedent shall have been satisfied (the “Agreement Effective Date”).  On or before the Agreement Effective Date:

(i) Administrative Agent and the Borrowers and Guarantors shall have received this Agreement, executed and delivered by a duly authorized officer of each of Borrowers, Guarantors and Administrative Agent;

(ii) Borrowers and Guarantors shall have provided to Administrative Agent such opinions of counsel concerning the enforceability of this Agreement and the Sub-Participation Agreement, and addressing such other matters as Administrative Agent requests, in each case in form and substance satisfactory to Administrative Agent in its sole discretion;

(iii) each of the representations and warranties of Borrowers and Guarantors and the Administrative Agent as set forth in this Agreement are true and correct as of the date hereof;

(iv) the Sub-Participation Agreement shall have been executed and delivered by the parties thereto on or prior to the date hereof;

(v) 100 Church Funding LLC (“SLG”) shall have provided an acknowledgement of the Sub-Participation Agreement in form and substance satisfactory to Administrative Agent and SLG;

(vi) Borrowers and Guarantors shall have made payment to Lenders and Administrative Agent for reasonable out-of-pocket costs and expenses incurred by Lenders and Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including, without limitation, reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to Lenders and Administrative Agent; and

(vii) Administrative Agent shall have delivered to Borrowers and Guarantors fully executed copies of the Termination of Custodial Agreement, the Account Control Termination Agreement and the UCC Authorization Letter, and all remaining amounts in the Collection Account shall have been remitted to Gramercy Capital.

8. No Inducement.  The Parties warrant that no promise or inducement has been offered in connection with this Agreement, except as herein set forth, and that this Agreement is executed without reliance upon any statements or representations by any Party or any of their respective representatives, except as set forth herein.

9. Binding Effect.  The rights and obligations set forth in this Agreement shall inure to the benefit of the Parties and their respective shareholders, officers, directors, employees, agents, affiliates, successors and assigns, and bind the Parties and their respective successors and assigns.

10. Representations and Warranties.  (a) Each party to this Agreement represents and warrants that:

(i) The execution, delivery and performance of this Agreement by it have been duly authorized by all requisite action;

(ii) It is fully authorized, permitted and legally competent to execute this Agreement, and this Agreement does not conflict with any provision of any law, rule or regulation applicable to it; and

(iii) This Agreement is its valid and binding legal obligation, and enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and general principles of equity.

(b) Each Borrower, and each Guarantor, jointly and severally, shall indemnify Administrative Agent, each Lender, and each of their respective present and former subsidiaries and affiliates, and each of the respective partners, directors, officers, employees, agents and advisors of Administrative Agent and each Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against, any and all claims, penalties, fines, losses, damages, liabilities, costs, and expenses (including, without limitation, attorneys’ fees and disbursements), in each case incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Guarantor arising out of, in connection with, or as a result of the breach of any of the representations and warranties set forth either in this Agreement or in the Sub-Participation Agreement.

11. Covenants.  Upon execution of this Agreement, each of Guarantors and Borrowers covenants and agrees not to bring any legal, administrative, legislative or adversary action, claim, suit or proceeding of any kind or nature against Administrative Agent or any other Released Party with respect to the matters released by Guarantors and Borrowers in Section 4 of this Agreement, and each of Guarantors and Borrowers further covenants and agrees that this Agreement is a bar to any such action, claim, suit or proceeding, provided that, this provision shall in no way prohibit any Party from commencing any action(s), suit(s) or other proceeding(s) of any kind or nature to enforce or interpret any of the covenants, terms or provisions of this Agreement.

12. Attorneys’ Fees, Costs and Expenses.  Each Borrower and each Guarantor will bear its own attorneys’ fees, costs and expenses incurred relative to this Agreement and the Sub-Participation Agreement.  Each Borrower and each Guarantor, jointly and severally, also agrees to pay Administrative Agent and each Lender any costs or expenses (including, without limitation, attorneys’ fees and disbursements) associated with the enforcement of this Agreement and/or the Sub-Participation Agreement against any Borrower or any Guarantor, but only if Administrative Agent and/or Lender prevail in such enforcement action.

13. Miscellaneous.

(a) Entire Agreement.  This Agreement contains the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

(b) Amendment; Waiver.  This Agreement may not be modified, amended or supplemented except by written instrument that is (1) titled and identified on its face as an amendment to, or modification of this Agreement, and (2) executed by all of the Parties.  No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

(c) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

(d) Headings.  The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

(e) Governing Law.  This Agreement shall be construed in accordance with the laws and public policy of the State of New York (without giving effect to the principles of conflict of laws thereof, other than the principles set forth in Section 5-1401 of the General Obligations Law of the State of New York).

(f) Severability.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall be unaffected.  If any provision is determined to be illegal, unenforceable or void, then such void provision shall be deemed rescinded and each provision not so affected shall be enforced to the extent permitted by law.

(g) Terminology.  All personal pronouns used in this Agreement, whether masculine, feminine or neuter gender is used, shall include all other genders; and the singular shall include the plural and vice versa.  Titles of articles, sections and subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself.  The use herein of the word “including” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but shall be deemed to refer to all other items and matters that could reasonably fall within the broadest possible scope of such general statement term or matter.

(h) Drafting Ambiguities.  Each Party and its counsel have had an opportunity to review and revise this Agreement and the exhibits attached hereto.  The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

(i) Confidentiality.  The Parties agree not to disclose, without prior written consent of each other, the provisions of this Agreement to any person, firm, organization, or entity of any and every type, public or private, unless required by any subpoena, order, law (including securities laws), regulation, ruling or request of any judicial, administrative or legislative body or committee, bank examiner or other regulatory authority, or any self-regulatory body (including, without limitation, any securities or commodities exchange or the National Association of Securities Dealers, Inc.), except that the parties agree that this Agreement may be used in a subsequent proceeding in order to enforce the terms of this Agreement in a court of law, in a court of equity by injunction or otherwise, by way of defense, or in any other appropriate manner.  However, this provision shall not limit the right to share information among affiliate or subsidiary entities; the respective attorneys, accountants, auditors or tax preparers of the parties; or the lenders to or investors in each party (but only if same are obligated to keep the terms of this Agreement confidential).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BORROWERS:	GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company
By: /s/ Robert R. Foley Name: Robert R. Foley Title: Chief Operating Officer

GKK TRADING WAREHOUSE I LLC, a Delaware limited liability company

By: /s/ Robert R. Foley Name: Robert R. Foley Title: Chief Operating Officer

GUARANTORS:	GRAMERCY CAPITAL CORP., a Maryland corporation
By: /s/ Robert R. Foley Name: Robert R. Foley Title: Chief Operating Officer

GKK CAPITAL LP, a Delaware limited partnership By:Gramercy Capital Corp., a Maryland corporation, its general partner

By: /s/ Robert R. Foley Name: Robert R. Foley Title: Chief Operating Officer

GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust

By: /s/ Robert R. Foley Name: Robert R. Foley Title: Chief Operating Officer

GKK TRADING CORP., a Delaware corporation

By: /s/ Robert R. Foley Name: Robert R. Foley Title: Chief Operating Officer

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

By: /s/ H. Lee Goins III Name: H. Lee Goins III Title: Director